Exhibit 16.1

KPMG Accountants N.V.	Laan van Langerhuize 1
Audit	1186 DS Amstelveen
P.O. Box 74500	The Netherlands
1070 DB Amsterdam	Telephone +31 (0)20 656 7890
The Netherlands	www.kpmg.com/nl

Confidential
Securities and Exchange Commission Washington, D.C. 20549
Amstelveen, October 16, 2026

Ladies and Gentlemen:

We were previously principal accountants for Terra Innovatum Global N.V., and, under the date of June 15, 2026, we reported on the consolidated financial statements of Terra Innovatum Global N.V. as of and for the year ended December 31, 2025. On October 12, 2026, we were dismissed.

We have read Terra Innovatum’s statements included under Item 4.01 of its Form 8-K dated October 16, 2026, and we agree with such statements except we are not in a position to agree or disagree with Terra Innovatum‘s statement that the change was approved by the audit committee of the board of directors.

Very truly yours,

/s/ KPMG Accountants N.V.

Document classification: KPMG Confidential

KPMG Accountants N.V., a Dutch limited liability company registered with the trade register in the Netherlands under number 33263683, is a member firm of the global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.